NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact:

Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169	For Immediate Release

Everest Re Group, Ltd. Raises $280 Million in Common Equity

HAMILTON, Bermuda – December 1, 2005-- Everest Re Group, Ltd. (NYSE:RE) announced today that it has agreed to sell approximately $280 million of its common shares to Wachovia Securities, which will subsequently offer the common shares to public investors pursuant to an automatically effective Form S-3 shelf registration statement filed by Everest earlier today.

Everest expects to use the proceeds from the sale of its common shares for working capital and general corporate purposes. The Company noted that this additional capital further enhances its existing financial strength as well as its strategic positioning.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the common shares in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Any offering of the common shares will be made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Copies of the written prospectus relating to the offering of common shares may be obtained from Wachovia Capital Markets, LLC, 7 St. Paul Street, 1st floor, Baltimore, Maryland 21202, Attn: Syndicate Department.

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K and the prospectus relating to this offering. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd. provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers and through its branch in the United Kingdom, property and casualty reinsurance to the United Kingdom and European markets. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group's web site at www.everestre.com.

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